Exhibit 10.6

We are pleased to extend to you the following amendment (this “Amendment”) to the Offer Letter dated July 2, 2014 (the “Offer Letter”).

1. Paragraph 8. Payments on Termination of Employment. Clause ii of Subsection b. Termination by Company Without Cause or by Employee for Good Reason of Paragraph 8 is deleted in its entirety and is replaced in its entirety as follows:

“ii. Continued payment of Employee’s Base Salary for the salary continuation period specified below (the “Salary Continuation Period”); provided that such amount shall be increased to one times the sum of Employee’s (i) Base Salary plus (ii) Target bonus for the year of termination if such termination occurs during the 18-month period after a Change in Control (as defined in the Company’s 2009 Omnibus Incentive Plan); and”

2. New Paragraph 20 – Section 409A Compliance, is hereby added to the Offer Letter to read in its entirety as follows:

“Section 409A Compliance.

(a) General. If Employee notifies the Company (with specificity as to the reason therefor) that Employee believes that any provision of this Offer Letter (or of any award of compensation or benefits) would cause Employee to incur any additional tax or interest under Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, with the consent of Employee, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) “Separation from Service”; “Specified Employee”; Six-Month Delay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Offer Letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death. Upon the expiration of such six-month delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Reimbursement of Expenses. Notwithstanding anything to the contrary in this Offer Letter, with respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Offer Letter, the reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the taxable year after the taxable year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Installment Payments; Specified Payment Periods. For purposes of Code Section 409A, the right to a series of installment payments under this Offer Letter shall be treated as a right to a series of separate payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Change in Control Definition. Notwithstanding anything to the contrary in this Offer Letter, for purposes of the payment of any deferred compensation hereunder, an event shall not be considered to be a “Change in Control” hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.”

3. Affirmation. This Amendment is to be read and construed with the Offer Letter as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Offer Letter shall remain in full force and effect.

4. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Offer Letter.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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Sincerely,

Suzanne Alexander
Vice President – Human Resources

I Hereby Accept and Agree to the Terms and Condition Set Forth Herein as of the Date Below Written

(Signature) Holly Paul

7/27/14
(Date)

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